Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Thermadyne Holdings Corporation:
We consent to the incorporation by reference in the Registration Statement Form S-8, filed on May 9, 2008 pertaining to the Amended and Restated 2004 Stock Incentive Plan of Thermadyne Holdings Corporation (the Company) of our reports dated March 12, 2008 with respect to the consolidated balance sheets of Thermadyne Holdings Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007.
Our report dated March 12, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Thermadyne Holdings Corporation did not maintain effective internal control over financial reporting as of December 31, 2007 because the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company’s procedures for review and approval of the accounting for nonroutine transactions were not effective.
As discussed in Note 2 to the consolidated financial statements, effective as of the end of the fiscal year after December 15, 2006, the Company adopted the recognition and disclosure provisions as required by Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
As discussed in Note 14 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Shared-Based Payment.
/s/ KPMG LLP
St. Louis, Missouri
May 8, 2008